EXHIBIT 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) dated as of the 15th day of August, 2005 (the “Effective Date”) is made and entered into by and between enherent Corp., and its affiliates, associated companies, subsidiaries, parent, divisions or related entities (collectively “Company”), a Delaware corporation, having a principal place of business at 192 Lexington Avenue, New York, New York 10016 and Karl Brenza (“Employee”), an individual residing at 26 Cherry Street, Katonah, New York, 10536.
1.	TITLE. The Company hereby employs Employee, as chief financial officer (“CFO”). Employee will be based in the metropolitan New York/New Jersey area. The Company will provide Employee with an office and appropriate computer and communications at its offices in that area and Employee hereby accepts employment in such capacity and subject to the conditions set forth in this Agreement.

2.	TERM. The initial term of this Agreement is for three (3) years, commencing on the Effective Date reflected above (the “Initial Term”). This Agreement shall automatically renew for subsequent one-year terms, unless and until terminated by either party in accordance with the provisions of Section 8. The entire period this Agreement remains in effect is referred to as the “Employment Period”.

Subject to the provisions of Section 8 allowing the Employee to resign for Good Reason, it is expressly understood and agreed that any changes in the Employee’s duties, location or title will not constitute a breach or termination of this Agreement. At the option of the parties, such changes may be incorporated into an “Addendum” to this Agreement. Failure to so incorporate such changes will not affect the validity of, or the enforceability of, the other terms herein.

3.	COMPENSATION. The Company shall pay to Employee the following compensation, subject to applicable withholdings, for all the services to be rendered by Employee in any capacity:
a. Base salary. Effective as of the date hereof, Employee shall be entitled to receive a base salary of one hundred and eighty thousand dollars ($180,000) per year (“Annual Base Salary”) payable on a semi-monthly basis or in accordance with Company’s then current policies and procedures. The term “Annual Base Salary” shall after the first year of this Agreement refer to the Annual Base Salary as increased as set forth below.
b. Effective August 15, 2006, Employee shall be entitled to receive a base salary of one hundred and ninety eight thousand dollars ($198,000), per year payable on a semi-monthly basis in accordance with Company’s then current policies and procedures. Effective August 15, 2007, Employee shall be entitled to receive a base salary of two hundred seventeen thousand eight hundred dollars ($217,800), per year payable on a semi-monthly basis in accordance with Company’s then current policies and procedures.
c. Paid Time Off. Employee shall be entitled to receive fifteen (15) days paid vacation each year, and to six (6) personal and sick days. Otherwise, entitlement to and use of such paid time off shall be in accordance with the Company’s Employee Handbook.

d. Annual Cash Bonus. For each year of the Term, the Executive shall participate in an annual cash bonus plan per the terms of Attachment A hereto.
e. Equity Based Compensation. Company shall grant to Employee restricted stock equal to one percent (1%) of the outstanding shares of enherent Corp. Common Stock on the date of grant in accordance with the terms of the Restricted Stock Agreement to be executed between the parties. Such restricted stock shall vest as follows: one-half on the date that is six (6) months from the Effective Date of this Agreement; and one-half on the first anniversary date of this Agreement (“Restricted Stock Vesting Schedule”). In addition, the Company shall grant to Employee options to purchase the equivalent of two percent (2%) of the outstanding shares of enherent Common Stock on the date of grant in accordance with the Stock Option Award Agreement to be executed between the parties. For the purpose of determining the number of option shares to be awarded, restricted stock awarded under this Agreement shall not be considered outstanding. Such options will vest as follows: one-eighth on a quarterly basis, on the first day of each quarter, starting with the fourth quarter 2006 (“Option Vesting Schedule”). In the event Employee is terminated without Cause, the Restricted Stock and Option Vesting Schedules set forth above shall be accelerated by six (6) months. In the event of a Change of Control (as herein defined), any unvested options to purchase Company Stock or restricted stock granted to Employee shall become fully vested and exercisable. Employee shall retain any vested options , including those that have vested as a result of acceleration, upon the termination of employment for any reason other than for Cause (as herein defined) and any vested options shall remain exercisable for a three (3) year period from the date of termination (but not later than the applicable expiration date). Employee shall retain any vested Restricted Stock, including stock that has vested as a result of acceleration, upon termination of employment for any reason.
f. Benefits. Employee shall be eligible for the Company’s benefits during the Employment Period in accordance with the terms of any employee plans, policies, and practices of the Company applicable to executive employees generally, which may include retirement program, 401(k), defined benefits and cafeteria plans, a group life insurance plan, salary continuation program for a surviving spouse of key employees, disability plan for key employees, medical and health plans, vacation policies and other present or equivalent successor plans and practices of the Company for which officers, or dependents and beneficiaries, generally are eligible, and to all payments or other benefits under any such plan or practice after the period of employment as a result of participation in such plan or practice during the Employment Period.
4.	JOB DESCRIPTION AND DUTIES. A copy of the CFO job description is attached to this Agreement. Employee shall perform such work as may be required of Employee by Company in accordance with the job description, as well as the instructions, directions and control of Company and at such reasonable time and places as Company may determine. At all times during the Employment Period, Employee shall adhere to all the rules and regulations that have been or that may hereafter be established by Company for the conduct of its employees and further, Employee shall adhere to all the provisions of the Company’s handbook(s). If there is a conflict between this Agreement and the Company’s handbook, this Agreement shall control.

5.	BACKGROUND CHECK. Employee hereby consents to the conducting of a background check by Company and/or Company’s broker, customer and/or client to the full extent permitted by law. Such a background check may include, but shall not be limited to, a judgment and public criminal record check, fingerprinting, and drug and/or alcohol screening and shall be conducted prior to this Agreement being executed by both parties. The Employee agrees not to hold Company and/or its customer(s) and/or client(s) liable for any claims in connection with such checking or testing or the reporting of the results thereof to Company.
6.	BUSINESS ACTIVITY. Employee shall devote full and complete attention and energies to the business of Company, and shall not during the term of this Agreement be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage and whether or not said other business activity is directly, indirectly or unrelated to the business activity of Company, without the express written consent of Company. However, this shall not be construed as preventing Employee from investing Employee’s assets in such form or manner as will not require any services on Employee’s part in the operation of the affairs of the companies in which such investments are made; provided, however, that any investment in any non-public companies shall not be in companies having allied or related business activities to Company.

7.	EXPENSES. The Company will reimburse Employee for reasonable and customary expenses incurred by Employee in the course of this employment provided that such expenses are reimbursable by Company policy, and further, that such expenses are authorized by Company and an accounting is made to Company, in accordance with the procedures of Company.

8.	TERMINATION. The Employment Period may be terminated as follows:
a. either party may terminate the Employment Period by giving written notice of non-renewal to the other in accordance with Section 20, at least ninety (90) days prior to the expiration of the Initial Term or the expiration of any renewal term, and if such notice is given, the Employment Period shall terminate as of the term’s expiration date; and if the notice of non-renewal is from the Company, Employee shall be entitled to receive as severance an amount equal to three (3) months of Employee’s then current Annual Base Salary and minimum bonus as defined in Attachment A, if applicable (less all applicable and required federal, state, local and authorized deductions), to be paid pursuant to Company’s regular payroll schedule;
b. the Employment Period shall automatically terminate (i) upon the death or retirement of Employee, (ii) if Employee gives written notice to the Company in accordance with Section 20 of termination without Good Reason, or (iii) if the Employee fails to render the services provided for hereunder for a continuous period of sixty (60) days because of Employee’s physical or mental disability;
c. the Company may terminate the Employment Period without Cause by delivering written notice to the Employee in accordance with Section 20, and the Employment Period shall terminate upon delivery, in which case Employee shall be entitled to receive as severance an amount equal to six (6) months of Employee’s then current Annual Base Salary and minimum bonus as defined in Attachment A, if applicable(less all applicable and required federal, state, local and authorized deductions);
d. the Employee may terminate the Employment Period for Good Reason (as defined below) by delivering written notice to the Company in accordance with Section 20, and the Employment Period shall terminate upon delivery, in which case Employee shall be entitled to receive as severance an amount equal to nine (9) months of Employee’s then current Annual Base Salary and minimum bonus as defined in Attachment A, if applicable (less all applicable and required federal, state, local and authorized deductions), to be paid pursuant to Company’s regular payroll schedule;

e. the Employee may terminate the Employment Period in the event of a Change in Control (as defined below) of the Company that occurs more than sixty days prior to the expiration of a term or within six months after the Change in Control, and that results in a reduction in compensation or a material change in duties, title, or transfer to a location greater than seventy five miles from the Employee’s residence, during the term of this Agreement by delivering written notice to the Company in accordance with Section 20, and the Employment Period shall terminate upon delivery,; in which case Employee shall be entitled to receive as severance an amount equal to nine (9) months of Employee’s then current base salary and minimum bonus as defined in Attachment A, if applicable (less all applicable and required federal, state, local and authorized deductions), to be paid pursuant to Company’s regular payroll schedule; or
f. the Company may terminate the Employment Period with Cause by delivering written notice to the Employee in accordance with Section 20, and the Employment Period shall terminate upon delivery. For purposes of this Section 8 “Cause” shall mean: (a) Employee’s embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of the Company’s assets or businesses, (b) Employee’s conviction of, or pleading of guilty or nolo contendere, with regard to a felony (other than a traffic violation) or to any other crime involving moral turpitude or involving activity related to the affairs of the Company, or (c) any other willful (and if, the breach relates to performance of his duties, continued) breach by Employee of a material provision of this Agreement that, if capable of being cured, remains uncured for thirty (30) days after written notice thereof is given to Employee. If the breach is not curable, the Company may terminate without notice. In the event the Company terminates the Employment Period for Cause, the Company’s sole obligation is to pay Employee for that period actually worked by Employee, subject to any direct financial loss to the Company resulting from Employee’s breach. If within 60 days following the Employee’s termination of employment the Company discovers circumstances which would have permitted it to terminate the Employee’s employment for Cause had such circumstances been known to the Company prior to the Employee’s termination of employment, such termination of employment shall be deemed to have been for Cause.
For the purpose of this Agreement “Good Reason” shall mean a reduction in Employee’s compensation or the assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4 of this Agreement, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Employee or relocation of Employee’s principle place of employment to a location more than seventy-five miles from Employee’s residence.
For the purpose of this Agreement a “Change of Control” shall be deemed to have occurred if:
        (A) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(i) provided, however, that no Change in Control shall be deemed to have occurred as the result of an acquisition of securities of the Company by the Company which, by reducing the number of voting securities outstanding, increases the direct or indirect beneficial ownership interest of any person to thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, but any subsequent increase in the direct or indirect beneficial ownership interest of such a person in the Company shall be deemed a Change in Control;
(ii) and provided further, however, that if the Board of Directors of the Company determines in good faith that a person who has become the beneficial owner directly or indirectly of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities has inadvertently reached that level of ownership interest, and if such person divests as promptly as practicable a sufficient amount of securities of the Company so that the person no longer has a direct or indirect beneficial ownership interest in thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, then no Change in Control shall be deemed to have occurred; or
        (B) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such two-year period constitute the Board of Directors of the Company and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority thereof; or
        (C) the shareholders of the Company approve:
                     a. a plan of complete liquidation of the Company,
                     b. an agreement for the sale or disposition of the Company or all or substantially all of the Company’s assets,
                     c. any plan of merger or consolidation of the Company with any other corporation, except that shareholder approval of a plan of merger or consolidation in which the security owners of the Company immediately prior to the merger or consolidation continue to own at least seventy percent (70%) of the voting securities of the new (or continued) entity immediately after such merger or consolidation shall not be Change in Control.
9.	PROPRIETARY INFORMATION. Employee recognizes and acknowledges that Company’s trade secrets, customer/client lists, strategic plans, marketing plans, private processes, prospective customer/client lists, and staff and prospective staff lists are deemed to be the private and proprietary information of Company and are available, special, unique and significant proprietary assets of Company’s business. Employee will not either during or subsequent to the Employment Period, in whole or in part, disclose such trade secrets, customer/client lists, strategic plans, marketing plans, staff or prospective staff lists, prospective customer/client lists or private processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless specifically authorized by the Company’s Chief Executive Officer. In addition, Employee shall not make use of any of the above for Employee’s own purposes or for the benefit of any person, firm, corporation, or other entity other than Company under any circumstances during the Employment Period or subsequent to employment.
10.	NON-COMPETITION/NON-SOLICITATION. Employee agrees that during the Employment Period and for a period of one (1) year thereafter (“Restrictive Period”), Employee will not directly or indirectly, or in any capacity, individually or in any corporation, firm, association or other business entity, compete or attempt to compete with Company, any parent, subsidiary, or affiliate of Company, or any corporation merged into, or merged or consolidated with Company (a) by soliciting business from any customer, and/or client of Company with which Employee was involved (directly or indirectly) during the Employment Period, if such solicited business competes with the business of Company, or (b) inducing any personnel of Company to leave the service of Company, or by employing or contracting with any such personnel. The provisions of this Section 10 shall be construed as an Agreement independent of any other provision contained herein and shall be enforceable in both Law and Equity, including by temporary or permanent Restraining Orders, notwithstanding the existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise. Notwithstanding the foregoing, if Company terminates Employee’s employment for convenience hereunder, Company agrees that Employee may upon the termination of the Employment Period, perform services within the information technology industry, provided however that Employee does not compete with Company, (a) by soliciting directly or indirectly any Company employees, and/or (b) by soliciting directly or indirectly any new business from Company’s then existing customers or Prospective Customers, during the Restrictive Period. “Prospective Customer” means any entity that the Company is, or has been within the twelve (12) months prior to Employee’s termination, in the process of soliciting, negotiating with, or otherwise communicating with, for the purpose of providing goods or services.
11.	ASSIGNMENT OF RIGHTS TO COMPANY. Employee hereby agrees to assign all rights, title, and interest in all writings, products, inventions, discoveries, developments, improvements, ideas, technical notes, programs, specifications, computer or other apparatus programs and related documentation, and other works of authorship, tangible and intangible property, whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, discovered, written or conceived by Employee, solely or jointly with another, in whole or in part, for either Company and/or Company’s customer(s), and/or client(s) during the Employment Period, whether during or outside of regular working hours, and to promptly deliver to Company all such tangible properties and work products at the request of Company. Employee shall not be entitled to any compensation in addition to the amount set forth in Section 3 of this Agreement by reason of said assignment.
12.	COMPANY PROPERTY. Employee shall, upon termination of employment with Company, immediately return to Company all equipment and supplies of Company and all books, records, lists and other written, typed or printed materials, whether furnished by Company or prepared by Employee, which contain any information relating to Company’s business or any of its customers, brokers and/or clients, and Employee agrees that Employee will neither make nor retain copies of such materials after termination of employment.
13.	OFFSET. Employee hereby authorizes Company, at any time, to offset and deduct against any and all monies due to Employee by Company, whether for salary or other remuneration to the full extent allowed by law, any and all monies owed by Employee to Company for any reason whatsoever, including, but not limited to the correction of payroll errors and/or advanced vacation time.

14.	D&O INSURANCE; COMPANY INDEMNITY.
(a) The Company shall maintain directors’ and officers’ liability insurance for the benefit of the Employee in an amount no less than $5,000,000.
(b) The Company agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an, officer or employee of the Company or is or was serving at the request of the Company as an, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee’s alleged action in an official capacity while serving as a officer, member, employee or agent, the Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if he has ceased to be a member, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Employee’s heirs, executors and administrators. The Company shall advance to the Employee all reasonable costs and expenses to be incurred by him in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 14(b) shall not be deemed exclusive of any other rights of indemnification to which the Employee may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.
15.	NON-WAIVER. The failure of either party to insist upon the performance of any of the provisions of this agreement, or the waiver of any breach, shall not be construed as or constitute a waiver of the rights granted in this Agreement with respect to any subsequent forbearance or breach.

16.	GOVERNING LAW AND JURISDICTION. The Agreement shall be construed under and be governed in all respects by the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of New York.

17.	SUCCESSORS AND INTEGRATION. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successor to the business of Company, but neither the Agreement nor any rights hereunder may be assigned, pledged or encumbered by Employee without the written consent of Company.

This Agreement supersedes any prior agreements made between the parties, whether oral or written, and constitutes that final and entire agreement and understanding of the parties, all prior representations and agreements having been merged into this Agreement, and this Agreement shall amend, restate and replace all prior employment agreements entered into between Company and Employee. No waiver or modification of this Agreement or of any covenant, condition, or limitation shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of the parties, unless such waiver or modification is in writing, and duly executed, and the parties agree that the provisions of this Section 16 may not be waived except as set forth in this Agreement.

18.	SEVERABILITY. All agreements and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained in this Agreement.

19.	AUTHORITY OF EMPLOYEE. Employee hereby represents and warrants that the execution of this Agreement by Employee and the performance of Employee’s duties and obligations in this Agreement will not breach or be in conflict with any other agreement to which Employee is a party or by which Employee is bound, and that Employee is not now subject to any covenant against competition or similar covenant which would affect the performance of Employee’s duties in this Agreement except for any obligations that Employee discloses to Company upon signing this Agreement. Employee hereby agrees to indemnify Company for all claims arising out or related to Employee’s breach of this Section 19.

20.	WRITTEN COMMUNICATIONS. This Agreement may not be changed, modified or terminated orally. Any offer, notice, or request or other communication hereunder shall be in writing and shall be deemed to have been duly delivered if hand or mailed by registered or certified mail, return receipt requested, addressed to the respective address of each party, or to such other address as each party may designate by notice:

If to Company: enherent Corp.
192 Lexington Avenue
New York, New York 10016
Attention: Pamela Fredette, Chief Executive Officer

If to the Employee:	Karl Brenza
26 Cherry Street
Katonah, NY, 10536.
21.	All disputes, controversies, or differences arising in connection with the validity, execution, performance, breach, non-renewal or termination of this Agreement shall be finally settled in an arbitration proceeding under the Rules of the American Arbitration Association by three arbitrators with expertise in employment and labor law in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Selection of the arbitrators shall be as follows: each party shall appoint one arbitrator within twenty (20) days after the parties have agreed to go to arbitration, and those two arbitrators shall appoint a third arbitrator who shall act as chairman, within a twenty (20) day period thereafter. If the parties fail to appoint the chairman within said period, the parties will apply to the American Arbitration Association for appointment of the third arbitrator. The parties agree to be bound by the findings of the arbitration. Notwithstanding the foregoing, the courts shall have jurisdiction over injunctive or provisional relief pending arbitration. The arbitrators shall only be empowered to award direct damages. In no event shall the arbitrators be permitted to award special, consequential, indirect, incidental or punitive damages or lost profits. The non-prevailing party to the arbitration shall pay all the prevailing party’s expenses of the arbitration, including reasonable attorneys’ fees and other costs and expenses incurred in connection with the prosecution or defense of such arbitration
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

COMPANY			EMPLOYEE

By:	/s/ Pamela Fredette	By:	/s/ Karl Brenza

Pamela Fredette			Karl Brenza
President and CEO

ATTACHMENT A
ANNUAL INCENTIVE COMPENSATION PLAN
Incentive compensation bonus other than the minimum guaranteed bonuses specified below, is based on the achievement of EBITDA targets.
NOTE: MANAGEMENT BONUSES, INCLUDING ANY BONUS PAID TO THE CFO PURSUANT TO THIS PLAN, ARE EXPENSES FACTORED INTO EBITDA UNDER THIS PLAN.
Setting of EBITDA Targets:
For 2005, EBITDA targets are as follows:

Q1 Q2 Q3 Q4	n/a n/a $300k $300k
For 2006 and 2007, the quarterly EBITDA target levels will be mutually agreed between the CFO and the Company by no less than 30 days prior to the commencement of the applicable Q1 performance period, or, if such agreement cannot be reached, then the quarterly EBITDA target levels will be the EBITDA targets per the Ableco loan agreement, as those EBITDA targets may be amended.
Beginning with 2008, EBITDA target levels will be mutually agreed between the CFO and the Company, with such agreement not to be unreasonably withheld, and shall be established no less than 30 days prior to the commencement of the Q1 performance period.
EBITDA targets will be set for each quarter of the year (Q1, Q2, Q3 and Q4); and only 2005 has EBITDA targets beginning with Q3.
Tiers 2 and 3 set forth below are only for 2005. New Tiers will be established for 2006, 2007, and 2008 no less than 30 days prior to the commencement of the Q1 performance period for the applicable year.
1. Bonus Eligibility Amount
(a)	Tier 1

•	For the first year of the Initial Term of the Agreement, Employee is guaranteed to receive a minimum of 40% of his Annual Base Salary payable one fourth each calendar quarter during the Initial Term of the Agreement. To the extent, Employee commences employment at other than the beginning of a quarter, the first quarter bonus payment will be prorated accordingly.

•	For the second year of the Initial Term of the Agreement, Employee is guaranteed to receive a minimum of 30% of his annual Base Salary payable one fourth each calendar quarter during the Initial Term of the Agreement.

•	The Bonus Eligibility Amount for the last year of the Initial Term will be established by the Company by no less than 30 days prior to the commencement of the last year of the Initial Term of the Agreement

(b)	Tier 2 For 2005

•	In addition to the total cash payments that will be paid under Tier 1, Employee will be eligible for a cash payment of 2.5% of his annual base salary for the quarter if the Company exceeds the EBITDA target for the quarter by 133%or more. To the extent, Employee commences employment at other than the beginning of a quarter, the Tier 2 payment will be prorated accordingly.

(c)	Tier 3 For 2005

•	In addition to the total cash payments made under Tier 1 and Tier 2 Employee will be eligible for a cash payment of 2.5% of his annual base salary for the quarter if the Company exceeds the EBITDA target for the quarter by 150%. To the extent, Employee commences employment at other than the beginning of a quarter, the Tier 3 payment will be prorated accordingly.
2. Payment Schedule
Bonuses for Tiers 1, 2 and 3 are payable on a quarterly basis as follows:

•	on the payroll immediately following the filing of the Company’s 10-Q for third quarter; and

•	by February 15th of the following year for the fourth quarter